FOR IMMEDIATE RELEASE

CONTACT:	Michael H. Head
President and Chief Executive Officer
(812) 492-8100

FIRST BANCORP OF INDIANA, INC. ANNOUNCES
PLAN TO TERMINATE REGISTRATION OF ITS COMMON STOCK

EVANSVILLE, INDIANA, February 29, 2008 — First Bancorp of Indiana, Inc. (NASDAQ: FBEI) (the “Company”), the holding company for First Federal Savings Bank (the “Bank”), today announced that its Board of Directors has approved a 1-for-300 reverse stock split that will allow the Company to terminate the registration of its common stock with the Securities and Exchange Commission and result in the delisting of the Company’s shares on the Nasdaq Global Market. The reverse stock split, which will be effected at the record shareholder level, will be immediately followed by a 300-for-1 forward stock split so that shareholders holding 300 or more shares will not be affected by the transaction. In connection with the reverse and forward stock splits, the Company intends to file articles of amendment to its articles of incorporation, and the effective times for the reverse and forward stock splits will be the effective times of such certificates of amendment. Completion of the transaction is subject to filing requirements with the Securities and Exchange Commission and the NASDAQ Stock Market.

Under the terms of the proposed transaction, each 300 shares of the Company’s common stock will be converted into one share of common stock. Shareholders of record owning fewer than 300 shares of the Company’s common stock will be entitled to receive, in lieu of fractional shares, $14.00 in cash for each pre-reverse stock split share held at the effective time of the reverse stock split. Keefe, Bruyette & Woods, Inc. has provided the Company’s Board of Directors with a fairness opinion dated February 20, 2008 that the $14.00 cash consideration for each pre-reverse stock split share is fair from a financial point of view to shareholders owning fewer than 300 shares of Company common stock. The closing price of the Company’s common stock on February 28, 2008, the last trading day prior to the announcement of the proposed transaction, was $12.00. Under Indiana law, this transaction is not subject to the approval of the Company’s shareholders and no vote of the shareholders will be obtained in connection with the proposed transaction.

The proposed transaction is anticipated to reduce the number of Company shareholders of record to fewer than 300, which will allow the Company to deregister its common stock and suspend its reporting obligations under the federal securities laws. In addition, the common stock of the Company will be de-listed from the NASDAQ Global Market, although the Company anticipates that its common stock will be quoted on the OTC Bulletin Board or in the pink sheets, to the extent market makers continue to make a market in its shares. Commenting on the proposed transaction, Michael H. Head, President and Chief Executive Officer of the Company, said “It is becoming increasingly expensive to be an SEC reporting company. Following careful consideration of the advantages and disadvantages of being a reporting company and the high costs and demands on management time arising from compliance with the many Securities and Exchange Commission and Sarbanes-Oxley Act requirements, we believe deregistration will be a significant benefit to the Company by reducing expenses and permitting management to devote its full time and efforts to operating the Bank.”

The split transaction is being effected at the record shareholder level. This means that the Company will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be cashed out. Because it is likely that any nominee (including nominees in whose name brokers or banks hold their customers’ shares) will hold more than 300 shares in the aggregate, it is expected that all “street name” holders will remain continuing shareholders. Shareholders who hold their shares in street name should talk to their broker to determine how the split transaction will affect them.

This press release is only a description of the proposed transaction and is not an offer to acquire or issue any shares of common stock. Details of the proposed transaction may be found in the Company’s Schedule 13E-3, which will be filed with the Securities and Exchange Commission. The Company also plans on furnishing information to shareholders concerning the proposed transaction at a later date. Subject to regulatory clearance of the Company’s filings relating to the reverse stock split, it is anticipated that the proposed transaction will become effective during the second quarter of the 2008 calendar year, at which time the Company will terminate the registration of its common stock with the Securities and Exchange Commission and de-list its common stock from the NASDAQ Global Market.

First Bancorp of Indiana, Inc. is the holding company for First Federal Savings Bank. First Federal Savings Bank currently operates seven offices in the Evansville, Indiana area, one office in Washington, Indiana and one office in Petersburg, Indiana.

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include, among others, an increase in costs for the split transaction, the effectiveness of the split transaction in reducing the number of record holders below 300, the Company’s ability to complete the going private transaction in a timely manner or at all, and other factors that may be described in the Company’s Schedule 13E-3 filed with the Securities and Exchange Commission, which is available at the Securities and Exchange Commission’s Web site (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.